Exhibit 10.3

1996 STOCK INCENTIVE PLAN OF BUCA, INC. AND

AFFILIATED COMPANIES

Non-Qualified Stock Option Agreement

Full Name of Optionee:

No. of Shares Covered:	Date of Grant:

Exercise Price Per Share:	Expiration Date:

Exercise Schedule:

Date	No. of Shares As to Which Option Becomes Exercisable

This is a Non-Qualified Stock Option Agreement (“Agreement”) between BUCA, Inc., a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the 1996 Stock Incentive Plan of BUCA, Inc. and Affiliates (“Plan”); and

WHEREAS, the Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee has determined that the Optionee is eligible to receive an award under the Plan in the form of an non-qualified stock option (the “Option”) and has set the terms and conditions thereof.

NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms and conditions set by the Committee as follows.

Terms and Conditions*

1.	Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2.	Exercise Price. The price to the Optionee of each Share subject to this Option is the exercise price specified at the beginning of this Agreement.

3.	Incentive Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. Subject to the provisions of the Plan and this Agreement, if this Option has not expired prior thereto, it may be exercised as to the number of Shares and on the dates specified in the exercise schedule at the beginning of this Agreement. The exercise schedule is cumulative — that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under the exercise schedule to the extent not previously purchased.

This Option may be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.	Expiration. This Option expires at 4:30 p.m. Central Time on the earliest of:

(a)	The expiration date specified at the beginning of this Agreement;

(b)	The last day of the period following the termination of employment of the Optionee during which this Option can be exercised (as specified in Section 7 of this Agreement), except that if such termination is due to a breach by the Optionee of any provision of any confidentiality and/or non-competition agreement between the Company and the Optionee (or any other employment-related agreement entered into between the Company and the Optionee), then this Option shall expire on the date of such breach by the Optionee; or

(c)	The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement. For purposes of this Agreement, references herein to “employment” and similar terms shall include the providing of services in the capacity of advisor, director or consultant.

*	Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan as it currently exists or as it is amended in the future.

6.	Procedure to Exercise Option.

Notice of Exercise. This Option may be exercised by delivering written notice of exercise to the Company. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

Tender of Payment. Any notice of exercise hereunder shall be accompanied by payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a)	Check, bank draft or money order payable to the Company;

(b)	Certificates for unencumbered Shares having an aggregate Fair Market Value (as defined below) on the date of exercise equal to the full purchase price of the Shares being purchased (the Optionee shall duly endorse all such certificates in blank and shall represent and warrant in writing that he or she is the owner of the Shares so delivered free and clear of all liens, security interests and other restrictions or encumbrances); or

(c)	To the extent permitted by law, a broker-assisted cashless exercise in which the Optionee irrevocably instructs a broker to delivery proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) to the Company in payment of the purchase price of such Shares.

Notwithstanding the foregoing, the Optionee shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse consequences for the Company.

Delivery of Certificates. As soon as practicable after the Company receives the notice and purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

Fair Market Value. For purposes of this Agreement, “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan:

(i) the closing price of a Share on that date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred,

(A) on the composite tape for New York Stock Exchange listed shares, or

(B) if the Shares are not quoted on the composite tape for New York Stock Exchange listed shares, on the principal United States Securities Exchange registered under the Exchange Act on which the Shares are listed, or

(C) if the Shares are not listed on any such exchange, on the Nasdaq National Market System, or

(ii) if clause (i) is inapplicable, the mean between the closing “bid” and the closing “asked” quotation of a Share on that date, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the NASDAQ System or any system then in use, or

(iii) if clauses (i) and (ii) are inapplicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.

7.	Employment Requirement. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate, and only if the Optionee has been continuously so employed since the date of this Agreement; provided that:

(a)	This Option may be exercised until the 90th day following the day the Optionee’s employment by the Company ceases, for whatever reason, but only to the extent that it was exercisable immediately prior to termination of employment (i.e., the Optionee shall not progress on the exercise schedule).

(b)	If the Optionee’s employment terminates after a declaration in connection with a Fundamental Change (as hereinafter defined) made pursuant to Section 8 of this Agreement, the Optionee may exercise the Option at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after it has expired.

8.	Acceleration of Option.

Fundamental Change. In the event of a proposed Fundamental Change (as defined below), the Committee may, but shall not be obligated to:

(a)	if the Fundamental Change is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of this Option by the substitution of options and appropriate voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation to be issuable upon the exercise of this Option, in lieu of options and capital stock of the Company; or

(b)	at least 30 days prior to the occurrence of the Fundamental Change (including a merger or consolidation or statutory share exchange), declare, and provide written notice to Optionee of the declaration, that this Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Fundamental Change in exchange for payment to Optionee, within ten days after the Fundamental Change, of cash equal to, for each Share covered by the canceled Option, the amount, if any, by which the Fair Value (as hereinafter defined in this Section) per Share exceeds the exercise price per Share covered by this Option. At the time of the declaration provided for in the immediately preceding sentence, this Option shall immediately become exercisable in full and Optionee shall have the right, during the period preceding the time of cancellation of the Option, to exercise this Option as to all or any part of the Shares covered by this Option in whole or in part, as the case may be; provided, however, that if such proposed Fundamental Change does not become effective, then the declaration pursuant to this subsection 8(b) shall be rescinded, the acceleration of the exercisability of the Option pursuant to this subsection 8(b) shall be void, and the Option shall be exercisable in accordance with its original terms. In the event of a declaration pursuant to this subsection 8(b), to the extent this Option has not been exercised prior to the Fundamental Change, the unexercised part of this Option shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, Optionee shall not be entitled to the payment provided for in this subsection 8(b) if this Option shall have expired pursuant to Section 5 above. For purposes of this subsection 8(b) only, “Fair Value” per Share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in the Plan, or in this Agreement.

For purposes of this Agreement, “Fundamental Change” shall mean a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

9.	Limitation on Transfer. While the Optionee is alive, only the Optionee or his guardian or legal representative may exercise this Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.

10.	No Shareholder Rights Before Exercise. No person has any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him or her upon exercise of this Option.

11.	Adjustment. The Committee may, in its discretion, make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number of outstanding Shares through a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change; provided that, fractional Shares shall be rounded to the nearest whole Share.

12.	Tax Withholding. Delivery of Shares upon any exercise of this Option shall be subject to any required withholding taxes. A person exercising the Option may, as a condition precedent to receiving the Shares, be required to pay the Company a cash amount equal to the amount of any required withholdings. In lieu of all or any part of such a cash payment, the Committee may, but shall not be required to, permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual’s full FICA and federal, state and local income tax with respect to income arising from the exercise of the Option, through a reduction of the number of Shares delivered to the person exercising the Option or through a subsequent return to the Company of Shares delivered to the person exercising the Option.

13.	Forfeitures. In the event the Optionee has received or been entitled to delivery of Shares pursuant to this Option within six months prior to the Optionee’s termination of employment with the Company and its Affiliates, the Committee, acting in good faith, may require the Optionee to return or forfeit (the “Forfeiture Right”) the Shares (the “Forfeiture Shares”) received with respect to the Option (or their economic value as of the date of the exercise of this Option) in the event of any of the following occurrences: competition with the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, or a violation of applicable business ethics policies or business policies of the Company or any Affiliate. The Committee’s right to require forfeiture must be exercised within 90 days after discovery of such an occurrence but in no event later than 15 months after the Employee’s termination of employment with the Company and its Affiliates.

In addition, the Committee may terminate this Option prior to exercise by Optionee if it determines that the Optionee has engaged or intends to engage in the activities described above.

The decision to exercise the Company’s Forfeiture Right will be based solely on the judgment of the Committee, acting in good faith, given the facts and circumstances of each particular case. The Forfeiture Right also will cover any shares received from adjustments which pertained to the Forfeiture Shares and which were made as a result of any of the types of transactions referred to in Section 11, and such shares will also constitute Forfeiture Shares.

Such Forfeiture Right will be deemed to be exercised upon the Company’s mailing written notice of such exercise, postage prepaid, addressed to the Optionee at the Optionee’s most recent home address as shown on the personnel records of the Company.

The Optionee agrees on the Optionee’s behalf and on behalf of the Optionee’s estate, legal representative or permitted assigns, as the case may be, to deliver to the Company, on the date specified in such notice, which will not be less than 10 nor more than 30 days after such notice, a certificate or certificates for the number of Shares for which the Forfeiture Right has been exercised, duly endorsed for transfer to the Company (or their economic value as of the date of exercise of this Option).

14.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

15.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his or her employment and otherwise deal with the Optionee without regard to the effect it may have upon him or her under this Agreement.

16.	Option Subject to Plan, Articles of Incorporation and By-Laws. Optionee acknowledges that the exercise of the Option is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations. The Optionee hereby acknowledges having received a copy of the Plan.

17.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

18.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

19.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement as of the          day of                 ,                 .

OPTIONEE

BUCA, INC.

By
Its